Exhibit 5.2

February 11, 2022 Tritium DCFC Limited 48 Miller Street Murarrie, QLD 4172 Australia

330 North Wabash Avenue

Suite 2800

Chicago, Illinois 60611

Tel: +1.312.876.7700 Fax: +1.312.993.9767

www.lw.com

FIRM / AFFILIATE OFFICES

Austin                    Milan

Beijing                   Moscow

Boston                    Munich

Brussels                  New York

Century City           Orange County

Chicago                   Paris

Dubai                      Riyadh

Düsseldorf              San Diego

Frankfurt                 San Francisco

Hamburg                 Seoul

Hong Kong              Shanghai

Houston                    Silicon Valley

London                     Singapore

Los Angeles              Tokyo

Madrid                      Washington, D.C.

Re: Tritium DCFC Limited – Registration Statement on Form F-1

To the addressee set forth above:

We have acted as special counsel to Tritium DCFC Limited, a public limited company organized under the laws of Australia (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the offer and sale from time to time of (a) up to 115,368,935 outstanding shares (the “Resale Shares”) of ordinary shares of the Company, no par value (the “Ordinary Shares”), and (b) up to 8,366,667 warrants (the “Resale Warrants”) to acquire Ordinary Shares, in each case, by the selling securityholders named in the Registration Statement or their permitted transferees and (ii) the issuance by the Company of up to 21,783,334 ordinary shares (the “Warrant Shares”) upon the exercise of warrants to purchase ordinary shares (the “Warrants”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the offer and sale of the Resale Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of Australia are addressed in the opinion of Corrs Chambers Westgarth, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Resale Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

February 11, 2022

Our opinion set forth herein is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants, that certain Amended and Restated Warrant Agreement, dated January 13, 2022, by and between the Company, Computershare Inc. and Computershare Trust Company, N.A., and that certain Warrant Assignment and Assumption Agreement, dated January 13, 2022, by and among the Company, Decarbonization Plus Acquisition Corporation II, Continental Stock Transfer & Trust Company, Computershare Inc. and Computershare Trust Company, N.A., in each case, relating to the Warrants, have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Warrants constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ LATHAM & WATKINS LLP